Exhibit 10(a)101

Confidential Interoffice
Correspondence
Date:        March 19, 2015

To:        [Name]

From:	Jennifer Raeder

Subject:
Stock Option Agreement (“Agreement”) - Under the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (Effective for Grants and Elections On or After May 6, 2011)

I am pleased to inform you on behalf of Entergy Corporation (the “Company”) that the Personnel Committee of the Entergy Corporation Board of Directors (“Committee”) has agreed to grant you, pursuant to the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (the “Plan”), a nonstatutory stock option (the “Option”) to purchase xxxx shares of Entergy Corporation common stock (the "Com-mon Stock") at a price of $89.90 per share (the “Exercise Price”), subject to the Plan and the following terms and conditions:

1.    Effective Date of Option Grant. This Option grant is effective January 29, 2015 (“Grant Date”), unless you file a written objection in accordance with Section 7 below.

2.    Option Term. The term of the Option (the “Option Term”) shall commence on the Grant Date and, unless the Option is previously terminated pursuant to the Plan or this Agreement, shall terminate upon the expiration of ten years from the Grant Date. Unless earlier terminated or forfeited, upon expiration of the Option Term, all of your rights under the Plan and this Agreement with respect to the Option shall terminate.

3.    Vesting of Option. The Option shall vest and become exercis-able as to one-third (1/3) of the shares of Common Stock subject to the Option on each of the first three (3) anniversaries of the Grant Date (each such anniversary a “Vesting Date”), subject to the terms of Section 5 and the Plan; provided, that in order for the portion of the Option to vest that is scheduled to become vested on each such Vesting Date, through each such Vesting Date you remain either (a) a continuous full-time regular employee of a System Company or (b) a continuous part-time regular System Company employee participating in the Company’s Phased Retirement Program, unless otherwise provided in Section 5. There shall be no proportionate or partial vesting in the periods prior to each Vesting Date and all vesting shall occur only on the appropriate Vesting Date set forth above.

4.    Exercise of Option.

(a)    Method of Exercise. You may exercise the vested portion of the Option by one of the methods approved by the Committee in connection with the grant of this Option. You can determine the permissible methods of exercise: (i) by contacting Computershare Executive Services at 1(800) 851-1982, or (ii) via the Internet address https://www-us.computershare.com/EmployeePortal/. You will be required to choose from one of the payment methods made available by the Committee for exercising stock options, which method shall also provide for the payment by you of all applicable income tax and employment tax amounts required to be withheld in connection with such exercise.

(b)    Limitations on Sale of Option Shares.

Notwithstanding anything to the contrary in Section 4(a) above or in the general description of exercise alternatives, as a System Management Level (“ML”) 1-4 Participant, you must maintain the applicable Target Stock Ownership Level reflected in the chart below, which level is expressed as a multiple of your base salary and is based on your ML.

Target Stock Ownership Levels

System Management Level	Common Stock Ownership Target Levels
ML1	6 times base salary
ML2	3 times base salary
ML3	2 times base salary
ML4	1 times base salary

These ownership multiples may be satisfied through any shares of Common Stock held by the ML 1-4 Participant, including but not limited to unvested restricted shares and shares held in tax-qualified 401(k) plans. Until you achieve your multiple of base salary ownership threshold, you must continue to retain at least that number of shares of Company Stock equal to 75% of your After-Tax Net Profit (as defined below) from the exercise of the Option divided by the Fair Market Value of the Company Stock on the exercise date, rounded down to the nearest whole number, until the earlier of (a) achieving and maintaining your multiple of base salary ownership threshold, or (b) your termination of full-time employment (or part-time employment under the Company’s Phased Retirement Program) within the Entergy System.

For purposes of this Section 4, “After Tax Net Profit” means the total Fair Market Value of the shares that you elect to acquire by exercise under this Option, determined as of the date of exercise, minus the total of (i) the Exercise Price for these shares, and (ii) the amount of all applicable federal, state and local income tax, employment tax, other tax withholding and other similar fees that must be withheld in connection with the exercise.

5.    Termination of Option. If your full-time System Company employment or part-time System Company employment under the Company’s Phased Retirement Program, as applicable, should terminate prior to the expiration of ten years from the Grant Date, you, or your designated Beneficiary or heirs, as applicable, shall have the following periods of time (“Remaining Exercise Period”), as specified below and as determined by the Committee in its sole discretion, to exercise the Option, to the extent vested at the time your employment terminates or as otherwise set forth below, subject to Sections 7 and 8 hereof and to the Plan:

(a)    If you die while actively employed with a System Company, any unvested portion of the Option will immediately vest, and the Remaining Exercise Period for your designated Beneficiary or heirs, as applicable, shall end on the tenth (10th) anniversary of the Grant Date.

(b)    If you Retire from System Company employment or your employment terminates because you have become Totally Disabled, any unvested portion of the Option shall immediately vest and the Remaining Exercise Period shall end on the tenth (10th) anniversary of the Grant Date.

(c)    If your employment with a System Company terminates for Cause, both the vested and unvested portions of the Option shall immediately terminate and the Remaining Exercise Period shall immediately end.

(d)    If your full-time System Company employment or part-time System Company employment under the Company’s Phased Retirement Program, as applicable, terminates for any other reason not set forth in Subsections 5(a), (b) or (c) above, any unvested portion of the Option will terminate, and the Remaining Exercise Period for the vested portion of the Option shall end on the earlier of the date that is 10 years following the Grant Date or the date that is ninety (90) days following your last date of System Company employment, subject to Sections 7 and 8 hereof and to the Plan.

(e)     Except as provided below for an employee on an extended leave of absence bridge to Retirement under an approved severance program under the Entergy System Severance Pay Plan No. 537 or the Entergy System Severance Pay Plan No. 538, if you are approved by your System Company employer for a leave of absence (whether paid or unpaid) for reasons other than Total Disability, your Option, to the extent not fully vested, will continue to vest while you remain on the approved leave of absence upon each anniversary of the Grant Date in accordance with the vesting schedule set forth in Section 3 hereof. If your System Company employment terminates during such approved leave period, the Remaining Exercise Period for your vested Option, if any, shall be determined in accordance with the provisions of Subsections 5(a) through (d) above, depending upon the reason for such termination. Employees on an extended leave of absence bridge to Retirement under an approved severance program under the Entergy System Severance Pay Plan No. 537 or the Entergy System Severance Pay Plan No. 538, shall not be considered under the Plan or this Agreement as full-time employees or part-time System Company employees under the Company’s Phased Retirement Program during the extended leave of absence bridge period, and their System Company employment shall be considered terminated for purposes of vesting in Awards under the Plan and this Agreement as of the commencement of their extended leave of absence bridge period.

6.    Change of Control. Notwithstanding any provision of Section 5 to the contrary, if within 24 months following the effective date of a Change in Control, your System employment is terminated by a System Company without Cause or by you for Good Reason, then any portion of the Option that is not vested and is outstanding as of the effective date of such termination of employment, shall become fully vested and exercisable as of the date your System employment is terminated, and any such vested and exercisable Option may be exercised within the remaining term of the Option.

7.    Objection to Option Grant. If for any reason you do not wish to receive this Option grant, or do not agree to its terms and conditions, you must file a written objection with HR Employee Services on or before April 15, 2015. If you file such a written objection, this Option grant will be cancelled immediately. If you do not file a written objection with HR Employee Services by such date, you shall be deemed to have accepted this Option grant, effective as of the Grant Date, subject to all of the terms and conditions set forth in this Agreement.

8.    Entergy Policies.

(a) Hedging Policy. Pursuant to the Entergy Corporation Policy Relating to Hedging, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010, as in effect on the date hereof, officers, directors and employees are prohibited from entering into hedging or monetization transactions involving Common Stock so they continue to own Common Stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other shareholders. Participation in any hedging transaction with respect to Common Stock (including Options) is prohibited.

(b) Recoupment Policy; Payment in Error. Pursuant to the Entergy Corporation Policy Relating to Recoupment of Certain Compensation, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010, as in effect on the date hereof, the Company is allowed to seek reimbursement of certain incentive compensation (including Options) from “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws (other than corrections resulting from changes to accounting standards) or if there is a material miscalculation of a performance measure relative to incentive compensation, regardless of the requirement to restate the financial statements; or if the Board of Directors determines that an executive officer engaged in fraud resulting in either a restatement of the Company’s financial statements or a material miscalculation of a performance measure relative to incentive compensation whether or not the financial statements were restated. To the maximum extent permitted by applicable law, in the event that a payment is made to you (whether in cash, stock or other property) in error that exceeds the amount to which you are entitled pursuant to the terms of this Agreement or the Plan (such excess amount, an “Excess Payment”), you will repay to the Company, and the Company shall have the right to recoup from you such Excess Payment by notifying you in writing of the nature and amount of such Excess Payment together with (i) demand for direct repayment to the Company by you in the amount of such Excess Payment or (ii) reduction of any amount(s) owed to you by the Company or any other System Company by the amount of the Excess Payment.
(c) Insider Trading Policy. All System Management Level 1-4 Participants are considered “Restricted Employees” under the Entergy System Insider Trading Policy. As a Restricted Employee, you may trade in Entergy Corporation securities only during an open window period (and only if you are not in possession of material, non-public information). Currently, window periods begin on the second business day after the quarterly earnings release and run through the last business day of the second month of the current quarter. In addition, the Insider Trading Policy requires that you pre-clear all transactions involving Entergy securities with Entergy Corporation’s Office of the General Counsel. All exercises of the Option and transactions in the underlying Common Stock must be made in compliance with the Insider Trading Policy as in effect at such time.

9.    Option Nontransferable. This Option may not be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by you (or your designated Beneficiary) other than by (a) will or laws of descent and distribution or (b) a qualified domestic relations order (as defined in the Code). During your lifetime, this Option may be exercised only by you (or your alternate payee pursuant to a QDRO) or your alternate payee’s guardian or legal representative.

10.    Withholding Taxes. Your System Company employer shall have the right to require you to remit to it, or to withhold from other amounts payable to you hereunder, an amount sufficient to satisfy all federal, state and local tax withholding requirements. The Company may use the “net shares method” to satisfy any tax withholding obligation, which means the Company may reduce the number of shares otherwise payable to you upon exercise of the Option by the amount necessary to cover such obligation. Depending upon the state or states in which you reside or have resided, or perform or have performed services, in the current, prior and future tax years, you may be subject to state income tax in one or more states or jurisdictions. You should consult your personal tax advisor to determine the states or jurisdictions in which you owe income tax and/or are required to file an individual income tax return, based on your particular circumstances. The Company shall have no liability to you for your individual income tax liability, for withholding or failing to withhold taxes, or for remitting or failing to remit taxes with respect to your income.

11.    Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

12.    Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Agreement shall be subject to all terms and conditions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. Any capitalized term which is not defined in this Agreement shall have the meaning set forth in the Plan. If any terms of this Agreement are inconsistent with the terms of the Plan, the terms of the Plan shall govern and this Agreement shall be deemed to be modified accordingly, unless the Plan allows for such modification of the Plan’s terms by this Agreement.

13.    Amendments. This Agreement may be amended or modified at any time only by an instrument in writing signed by the parties hereto. The Plan may be amended, modified or terminated only in accordance with its terms.

14.    Rights as a Shareholder. Neither you nor any of your successors in interest shall have any rights as a stockholder of the Company with respect to any shares of Common Stock subject to the Option until either (i) such shares are credited to a separate book entry account in your name by Wells Fargo; or (ii) the date of issuance of a stock certificate for such shares of Common Stock.

15.    Agreement Not a Contract of Employment. Neither the Plan, the granting of the Option, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.

16.    Authority of the Committee. The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construc-tion shall be final, binding and conclusive.

17.    Definitions. For purposes of this Agreement:

(a)“Beneficiary” shall mean the person or persons designated by you, according to the rules and procedures as may be in effect from time to time, to whom ownership of all vested and unexercised Options owned by you shall devolve and be transferred in the event of your death.

(b)“Retire” and “Retirement” shall mean (i) you separate from service with the System Companies and at the time you separate from service you are eligible to retire and commence retirement benefits under a Company-sponsored qualified final average pay defined benefit pension plan, or (ii) if you are not a participant in a Company-sponsored qualified final average pay defined benefit pension plan, you separate from service with all System Companies on or after age 65 or after attaining age 55 and with ten (10) or more years of service with System

Companies that is considered vesting service under the Company-sponsored qualified defined benefit pension plan in which you actively participate or, if none, the Company-sponsored qualified defined contribution pension plan in which you actively participate at the time you separate from service.

/s/ Jennifer Raeder